                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              PROXIMA CORPORATION
                                       AT
                              $11.00 NET PER SHARE
                                       BY
                              BD ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                                    ASK ASA
--------------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON THURSDAY, APRIL 9, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED MARCH 8, 1998, AMONG ASK ASA, BD ACQUISITION CORP. AND PROXIMA CORPORATION. THE BOARD OF DIRECTORS OF PROXIMA CORPORATION (THE "COMPANY") HAS APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT BY UNANIMOUS VOTE OF THOSE PRESENT (ONE MEMBER BEING ABSENT FROM THE MEETING) AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING (TOGETHER WITH ANY SHARES PURCHASED UNDER THE OPTION AGREEMENT (AS DEFINED HEREIN)) AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 14.
                             ---------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal (including the instructions regarding signature guarantees) and mail or deliver the Letter of Transmittal (or such facsimile) together with any other required documents to the Depositary and either deliver the certificates for the tendered Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

     A stockholder who desires to tender Shares and whose certificates for those Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender those Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

     Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other offer materials, may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                             ---------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                          BT ALEX. BROWN INCORPORATED
                             ---------------------

March 13, 1998

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----
INTRODUCTION........................................................................    1
THE OFFER...........................................................................    4
       Section 1.       Terms of the Offer; Expiration Date.........................    4
       Section 2.       Acceptance for Payment and Payment for Shares...............    5
       Section 3.       Procedure for Tendering Shares..............................    7
       Section 4.       Withdrawal Rights...........................................    9
       Section 5.       Certain U.S. Federal Income Tax Matters.....................   10
       Section 6.       Price Range of Shares; Dividends............................   11
       Section 7.       Certain Information Concerning the Company..................   11
       Section 8.       Certain Information Concerning the Purchaser and Parent.....   14
       Section 9.       Source and Amount of Funds..................................   16
       Section 10.      Background of the Offer; Contacts with the Company..........   18
       Section 11.      Purpose of the Offer; Merger Agreement; Plans for the
                        Company.....................................................   20
       Section 12.      Dividends and Distributions.................................   31
       Section 13.      Effect of the Offer on the Market for the Shares; Inclusion
                        in the Nasdaq National Market and Exchange Act
                        Registration................................................   31
       Section 14.      Certain Conditions of the Offer.............................   33
       Section 15.      Certain Legal Matters and Regulatory Approvals..............   35
       Section 16.      Fees and Expenses...........................................   39
       Section 17.      Miscellaneous...............................................   39
SCHEDULE I -- Information Regarding the Directors and Executive Officers of Parent
              and the Purchaser.....................................................  S-1

TO THE HOLDERS OF COMMON STOCK OF PROXIMA CORPORATION:

                                  INTRODUCTION

     BD Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of ASK asa, a corporation organized under the laws of the Kingdom of Norway ("Parent"), hereby offers to purchase all of the outstanding shares (the "Shares") of common stock, par value $.001 per share ("Common Stock"), of Proxima Corporation, a Delaware corporation (the "Company"), at a purchase price of $11.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of BT Alex. Brown Incorporated, which is acting as the Dealer Manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C. which is acting as Depositary (the "Depositary"), and Beacon Hill Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE COMPANY'S BOARD OF DIRECTORS HAS APPROVED THE OFFER, THE MERGER (AS DEFINED BELOW) AND THE MERGER AGREEMENT (AS DEFINED BELOW) BY UNANIMOUS VOTE OF THOSE PRESENT (ONE MEMBER BEING ABSENT FROM THE MEETING) AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE COMPANY'S FINANCIAL ADVISOR, BROADVIEW ASSOCIATES LLC ("BROADVIEW"), HAS DELIVERED TO THE COMPANY'S BOARD OF DIRECTORS ITS WRITTEN OPINION, DATED MARCH 8, 1998, TO THE EFFECT THAT, AS OF THAT DATE, THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES IN THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THOSE HOLDERS. THE FULL TEXT OF THE OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN RENDERING THE OPINION, IS SET FORTH IN AN ANNEX TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER. A COPY OF THE SCHEDULE 14D-9 IS BEING PROVIDED TO STOCKHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE.

     The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing (together with any shares of Common Stock purchased by the Purchaser under the Option Agreement (as defined below)) at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase (the "Minimum Condition"). As used in this Offer to Purchase, "fully diluted basis" takes into account the conversion or exercise of all outstanding options (other than the Option (as defined below)) and other rights and securities exercisable or convertible into shares of Common Stock. The Company has informed the Purchaser that as of March 8, 1998, there were (i) 7,175,445 Shares issued and outstanding and outstanding options and other rights to purchase an aggregate of 997,781 shares of Common Stock, and that no other voting stock of the Company or right to acquire voting stock of the Company is outstanding. Based on this information, the Purchaser believes that if no outstanding options are exercised before the expiration of the Offer, the Minimum Condition will be satisfied if the Purchaser acquires at least 3,587,723 Shares in the Offer, and that, if all outstanding options (excluding the Option) are exercised before the expiration of the Offer, the Minimum Condition will be satisfied if the Purchaser acquires at least 4,088,489 Shares in the Offer. Certain other conditions to the Offer are described in Section 14.

     As a condition and inducement to Parent and the Purchaser to enter into the Merger Agreement, all directors of the Company (each, a "Stockholder"), who together share voting power and dispositive power with respect to 219,796 Shares, concurrently with the execution and delivery of the Merger Agreement entered into a Stockholders Agreement dated March 8, 1998 (the "Stockholders Agreement"), with Parent and the Purchaser. Pursuant to the Stockholders Agreement, the Stockholders have agreed, among other things, to (i) tender the Shares held by them in the Offer,
(ii) grant Parent an option to purchase such shares at any time after the Offer is consummated and prior to the termination of the Stockholders Agreement and
(iii) grant Parent a proxy with respect to the voting of such Shares in favor of the Merger with respect to such Shares upon the terms and subject to the conditions set forth therein. See Section 11.

     As a condition and further inducement to Parent and the Purchaser to enter into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Parent, the Purchaser and the Company entered into an Option Agreement dated March 8, 1998 (the "Option Agreement"), pursuant to which, among other things, the Company has granted the Purchaser an option (the "Option") to purchase 1,427,914 newly issued shares of Common Stock at $11.00 per share. The Option can be exercised only in certain circumstances. See Section 11.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of March 8, 1998 (the "Merger Agreement"), among the Company, Parent and the Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer and satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger, the Purchaser will be merged with and into the Company (the "Merger"). Following the consummation of the Merger, the Company will continue as the surviving corporation of the Merger and a direct wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than treasury Shares, Shares held by Parent, the Purchaser or any other subsidiary of Parent and Shares held by stockholders who properly perfect their dissenters' rights under Delaware law) will be converted into and represent the right to receive $11.00 in cash, or any higher price that may be paid per Share in the Offer, without interest. See Section 11.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See Section 11 and Section 14. Under the Company's Restated Certificate of Incorporation and the Delaware General Corporation Law, except as otherwise described below, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Minimum Condition is satisfied and the Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the then outstanding Shares, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholders. Under Delaware law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. In such event, Parent and the Purchaser intend to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise, and a vote of the Company's stockholders is required under Delaware law, a longer period of time will be required to effect the Merger. See Section 11.

     The Merger Agreement provides that, commencing upon the purchase of Shares pursuant to the Offer or pursuant to the Option, and from time to time thereafter, Purchaser shall be entitled to designate on the Board of Directors of the Company the number of directors, rounded up to the next whole number, that equals the product of (i) the total number of directors on the Board (giving effect to any directors elected as described in this sentence) and (ii) percentage that (A) the aggregate number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser (including Shares accepted for payment in the Offer, provided funds therefor have been deposited with the Depositary, and shares of Common Stock purchased pursuant to the Option Agreement) represents of (B) the total number of shares of Common Stock then outstanding. In the Merger Agreement, the Company, subject to certain limitations, has agreed to take all actions necessary to cause the Purchaser's designees to be elected or appointed as directors of the Company, including increasing the size of the Board or securing the resignation of incumbent directors or both. The Company also has agreed to use its best efforts to cause persons designated by the Purchaser to constitute the same percentage of each committee of the Board of Directors of the Company, each board of directors of each subsidiary of the

Company and each committee of each such board as such persons represent on the Board of Directors of the Company. However, the Merger Agreement further provides that until the Effective Time, the Company will retain as members of its Board of Directors at least two directors who are directors of the Company at the date of the Merger Agreement ("Company Designees") and that in the event of the death, resignation or removal of any of the Company Designees (or, if no other Company Designee will remain on the Board, the last remaining Company Designee and, if no Company Designee will remain on the Board, a majority of the other members of the Board) will have the right to appoint a successor or successors to fill the vacancies so created, which successor or successors will not be an affiliate or associate of Parent or the Purchaser and who will be deemed to be a Company Designee for purposes of the Merger Agreement. In the Merger Agreement, the Company has agreed to take all actions necessary to cause the Purchaser's designees to be so elected, including mailing to the Company's stockholders an Information Statement containing the information required by
Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder, and, if necessary, seeking the resignation of one or more existing directors. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4 of this Offer to Purchase. For purposes of the Offer, the term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, April 9, 1998, unless and until the Purchaser, in accordance with the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). The Offer also is subject to certain other conditions set forth in Section 14 (together with the Minimum Condition, the "Offer Conditions"). If any of the Offer Conditions is not satisfied or any events specified in Section 14 have occurred or are determined by the Purchaser to have occurred prior to the Expiration Date, subject to its obligations under the Merger Agreement, the Purchaser reserves the right (but will not be obligated) (i) to decline to purchase any of the Shares tendered in the Offer, terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) to waive or amend any or all conditions to the Offer, to the extent permitted by applicable law and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered or
(iii) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended.

     In the Merger Agreement, the Purchaser has agreed that it will not, without the prior written consent of the Company, (i) decrease the number of Shares sought or the price payable in the Offer, (ii) change the form of consideration payable in the Offer, (iii) add to the Offer Conditions, (iv) amend any Offer Condition, (v) amend any other term of the Offer in any manner that is materially adverse to the holders of Shares or (vi) except as provided below, extend the Offer.

     The Merger Agreement also provides that, notwithstanding the foregoing, the Purchaser may, in its sole discretion and without the consent of the Company,
(i) extend the Offer, at any time up until May 5, 1998 (the "Outside Termination Date") for one or more periods of not more than ten business days each, if at the then scheduled Expiration Date of the Offer any Offer Condition is not satisfied, (ii) extend the Offer at any time (but on not more than one occasion) for a period of not more than ten business days, if at that time the number of Shares duly tendered pursuant to the Offer and not subsequently withdrawn represents less than 90% of the Shares then outstanding or (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff of the Commission applicable to the Offer. If at any scheduled Expiration Date of the Offer any Offer Condition has not been satisfied or waived by the Purchaser, at the written request of the Company delivered no later than the scheduled Expiration Date of the Offer, the Purchaser shall, and shall continue to, extend the Offer from time to time for one or more periods of not more than five business days each until a date not later than the Outside Termination Date.

     The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, subject to its obligations under the Merger Agreement and regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall have been determined by the Purchaser to have occurred, to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's right to terminate the Offer pursuant to Section 14. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. The ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited, however, by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer, and by the terms of the Merger Agreement, which require that Purchaser pay for Shares accepted for payment as soon as reasonably practicable after it is permitted to do so under applicable law.

     If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will extend the Offer and, if necessary, disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business-day period from the day of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date the Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, then the Offer will be extended at least until the expiration of such ten business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     The Company has provided the Purchaser with the Company's list of stockholders and securities position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder lists and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing.

SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 14, including without limitation the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer.

     Parent intends to file on the date hereof with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, the waiting period under the HSR Act applicable to the Offer would expire at 12:00 Midnight, New York City time, on March 28, 1998 unless prior to the expiration or termination of the waiting period the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from Parent. If such a request is made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period may be extended by court order or by consent of Parent. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. See Section 15.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message from the Book-Entry Transfer Facility transmitted to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation, (ii) the participant has received and agrees to be bound by the terms of the Letter of Transmittal and (iii) the Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting those payments to stockholders whose Shares have been accepted for payment. By execution of a Letter of Transmittal (or a facsimile thereof), tendering stockholders waive any right to receive notice of the acceptance of their Shares for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to exercise and duly exercises withdrawal rights as described in Section 4, subject, however, to the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay for Shares tendered or return those Shares promptly after termination or withdrawal of the Offer.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), without expense to the tendering stockholder, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER INCREASES THE CONSIDERATION OFFERED TO STOCKHOLDERS PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL STOCKHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER, REGARDLESS OF WHETHER THOSE SHARES WERE TENDERED PRIOR TO THE INCREASE IN CONSIDERATION.

     The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to another direct or indirect wholly owned subsidiary of Parent (provided that any such subsidiary agrees in writing to be bound by the terms, conditions and provisions of the Offer and the Merger Agreement), the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

SECTION 3. PROCEDURE FOR TENDERING SHARES.

     Valid Tender. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and (ii) either (a) Share Certificates evidencing tendered Shares must be received by the Depositary at such address, or the Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or
(b) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     If Share Certificates are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each delivery.

     No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's transfer procedures. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) of the Shares (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) of such Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed in blank or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed in the manner described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the stockholder's Share Certificates are not immediately available, or the stockholder cannot arrange for the Share Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or the stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, then the stockholder's Shares may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are duly complied with:

          (i) the tender must be made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, must be received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the Share Certificates evidencing all physically delivered Shares, in proper form for transfer by delivery, or a Book-Entry Confirmation, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, must be received by the Depositary within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery. A "Nasdaq trading day" is a day on which securities are traded on the Nasdaq National Market.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending on when Share Certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received into the Depositary's account at the Book-Entry Transfer Facility. Under no circumstance will interest be paid by the Purchaser on the purchase price of Shares to any tendering stockholder, regardless of any delay in making such payment.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     None of the Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as the stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of the Shares on or after the Expiration Date). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective if, when and only to the extent that the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to the Shares (and other securities) will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be given or executed by such stockholders (and if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and other securities for which such appointment is effective, be empowered to exercise all voting and other rights of the stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting (if such written consent is permitted under the Company's Bylaws) or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must provide the Depositary with the stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that the stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

     Other Requirements. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

SECTION 4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 11, 1998. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Purchaser, and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay for the tendered Shares or return those Shares promptly after termination or withdrawal of the Offer. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any obligation to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification, nor shall any of them incur liability for failure to give such notice.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time on or prior to the Expiration Date by following one of the procedures described in Section 3.

SECTION 5. CERTAIN U.S. FEDERAL INCOME TAX MATTERS.

     The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, a tendering stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder in exchange for Shares pursuant to the Offer (or Merger) and the stockholder's adjusted tax basis in those Shares. Gain or loss is computed separately for each block of Shares (Shares which were purchased at the same time and price) sold. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. There are limitations on the deductibility of capital losses.

     The Taxpayer Relief Act of 1997 (the "1997 Act") created several new categories of capital gains applicable to noncorporate taxpayers. Under prior law, noncorporate taxpayers were generally taxed at a maximum rate of 28% on net capital gain (generally, the excess of net long-term capital gain over net short-term capital loss). Noncorporate taxpayers are now generally taxed at a maximum rate of 20% on net capital gain attributable to the sale of property held for more than eighteen months, and a maximum rate of 28% on net capital gain attributable to the sale of property held for more than one year but not more than eighteen months. The 1997 Act did not affect the treatment of short-term capital gain or loss (generally, gain or loss attributable to capital assets held for one year or less) and did not affect the taxation of capital gains in the hands of corporate taxpayers.

     As noted in Section 3 above, under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must provide the payor of such cash with the stockholder's correct TIN on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that the stockholder is not subject to backup withholding. See Instruction 9 to the Letter of Transmittal.

SECTION 6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are traded on the Nasdaq National Market under the symbol "PRXM." The following table sets forth, for each of the periods indicated, the high and low sale prices per Share. The information set forth below is based on published financial sources.

                                                              HIGH      LOW
                                                              ----      ---
YEAR ENDED DECEMBER 31, 1996:
  First Quarter.............................................  $28 7/8   $17 7/8
  Second Quarter............................................   20 1/4    10 3/4
  Third Quarter.............................................   14 1/2     9 1/8
  Fourth Quarter............................................   16        10 7/16
YEAR ENDED DECEMBER 31, 1997:
  First Quarter.............................................  $16 7/8   $ 5 5/8
  Second Quarter............................................    6 3/4     4 3/8
  Third Quarter.............................................    8 1/8     4 3/8
  Fourth Quarter............................................    9 1/16    6
YEAR ENDED DECEMBER 30, 1998:
  First Quarter (through March 12, 1998)....................  $10 23/32 $ 6 1/2

     On March 6, 1998, the last full day of trading prior to the public announcement of the terms of the Merger Agreement, the last reported sale price per Share on the Nasdaq National Market was $8 5/16. On March 12, 1998, the last full day of trading prior to commencement of the Offer, the last reported sale price per Share on the Nasdaq National Market was $10 11/16. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company did not pay any cash dividends on the Shares in 1996 or 1997 and has not paid or declared any cash dividends in 1998 through the date of this Offer to Purchase. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent.

SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Unless otherwise indicated, the information concerning the Company contained in this Offer to Purchase, including financial information (except the information described below under "Other Financial Information"), has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither the Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser or Parent.

     General. The Company markets and distributes multimedia projection products for use in connection with personal computers or video sources. The Company is a Delaware corporation with its principal executive offices located 9440 Carroll Park Drive, San Diego, California 92121-2298. The telephone number of the Company is 619-457-5500.

     Approximately 3.1% of the outstanding Shares are held by the Stockholders, who constitute all the directors of the Company and who have agreed, among other things, to tender or cause to be tendered, all Shares owned by them pursuant to the Offer. See Section 11.

     Financial Information. The table set forth below includes summary historical financial information of the Company. The summary financial information has been derived from the audited consolidated financial statements as reported in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 (the "Company 10-K") and the unaudited consolidated financial statements of the Company as reported in the Company's Quarterly Report on Form 10-Q (the "Company 10-Q") for the fiscal quarter ended December 31, 1997. In the opinion of the Company's management, the unaudited financial statements for the quarters ended December 31, 1997 and 1996 reflect all adjustments necessary for a fair statement of the results of operations for the interim periods presented therein. However, the results of operations for any interim period are not necessarily indicative of results for the full year. The summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and related notes included in the reports referred to above. The Company 10-K and the Company 10-Q and other documents may be examined and copies thereof may be obtained from the offices of the Commission and Nasdaq in the manner set forth under "Available Information" below.

                              PROXIMA CORPORATION
                    SUMMARY SELECTED CONSOLIDATED FINANCIAL
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                NINE MONTHS ENDED
                                                FISCAL YEAR ENDED MARCH 31,        DECEMBER 31,
                                               ------------------------------   ------------------
                                                 1997       1996       1995      1997       1996
                                               --------   --------   --------   -------   --------
                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Sales........................................  $154,665   $159,797   $135,750   $97,297   $118,625
Operating Income (Loss)......................   (13,334)    16,519     20,701    (2,311)       114
Net Income (Loss)............................    (9,540)     9,690     13,109      (784)    (1,693)
Earnings (Loss) Per Share....................     (1.36)      1.37       1.91     (0.11)     (0.24)

                                                        AT MARCH 31,             AT DECEMBER 31,
                                               ------------------------------   ------------------
                                                 1997       1996       1995      1997       1996
                                               --------   --------   --------   -------   --------
                                                                                   (UNAUDITED)
BALANCE SHEET DATA
Total Assets.................................    87,278     90,258     77,827    88,295    100,297
Total Current Liabilities....................    21,988     17,088     18,538    23,699     27,294
Total Stockholders' Equity (1)...............  $ 65,290   $ 73,170   $ 59,289   $64,596   $ 73,003

---------------

(1) No dividends were declared or paid during fiscal 1995, 1996, 1997 or 1998 (through December 31, 1997).

     Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its projected future financial performance which is not publicly available. The information provided included financial projections for the Company for the fourth quarter of the Company's 1998 fiscal year and for each of the quarters in the Company's 1999 fiscal year for net revenues of $39 million, $38 million, $40 million, $44 million and $46 million, respectively; for profit before taxes of $1.9 million, $2.1 million, $3.1 million, $3.9 million and $3.8 million, respectively; and for net income of $1.0 million, $1.3 million, $1.9 million, $2.4 million and $2.3 million, respectively. On February 9, 1998, the Company provided Parent a revised forecast for the fourth quarter of the Company's 1998 fiscal year for net revenues of $38 million and for net income of approximately $800,000. On February 21, 1998, the Company indicated to Parent that, based on estimates of results of operations for January and February 1998, it would be very difficult to achieve such results for the fourth quarter of the Company's 1998 fiscal year. On March 6, 1998 the Company provided Parent revised forecasts for the Company's 1999 fiscal year for net revenues of $168 million and net income of $4.8 million.

     THE FOREGOING INFORMATION WAS PREPARED BY THE COMPANY SOLELY FOR INTERNAL USE AND NOT FOR PUBLICATION OR WITH A VIEW TO COMPLYING WITH THE PUBLISHED GUIDELINES OF THE COMMISSION REGARDING PROJECTIONS OR WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND IS INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE IT WAS FURNISHED TO PARENT. THE FOREGOING INFORMATION IS "FORWARD-LOOKING" AND INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, INCLUDING INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS, CHANGING COMPETITION, ADVERSE CHANGES IN APPLICABLE LAWS, REGULATIONS OR RULES GOVERNING ENVIRONMENTAL, TAX OR ACCOUNTING MATTERS AND OTHER MATTERS. THE COMPANY HAS ADVISED PARENT AND THE PURCHASER THAT THE INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT WERE BASED, IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISIONS BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS NECESSARILY WERE PREPARED ON THE BASIS OF A SERIES OF ASSUMPTIONS, SOME OF WHICH INEVITABLY WILL PROVE TO BE INCORRECT. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT THE ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE PROJECTED. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, THE PURCHASER, THE COMPANY OR ANYONE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF PARENT, THE PURCHASER OR THE COMPANY ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS AND THE COMPANY HAS MADE NO REPRESENTATION TO THE PURCHASER OR PARENT REGARDING THIS INFORMATION. NONE OF PARENT, THE PURCHASER, THE COMPANY OR ANY OTHER PARTY INTENDS PUBLICLY TO UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS SET FORTH ABOVE EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT THE PROJECTIONS WILL NOT BE REALIZED (EVEN IN THE SHORT TERM).

     Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material also may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also should be available for inspection at the offices of the Nasdaq National Market, located at 1755 K Street, N.W., Washington, D.C. 20006. The Commission maintains an Internet site, at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

SECTION 8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

     The Purchaser, a newly incorporated Delaware corporation and a wholly owned subsidiary of Parent, was organized in connection with the Offer and has not carried on any business activities to date other than in connection with the Offer and the Merger Agreement. The principal executive offices of the Purchaser and Parent are located at K.G. Meldahlsvei 9, N-1602 Fredrikstad, Norway, and the telephone number at such offices is (47 69) 34 01 55. Parent designs, develops, manufactures and markets multimedia projection products for use in connection with personal computers or video sources.

     Parent is not subject to the information and reporting requirements of the Exchange Act and in accordance therewith is not obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in the proxy statement filed with the Commission in connection with the Offer.

     The name, citizenship, business address, principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I to this Offer to Purchase.

     Pursuant to the Option Agreement and the Stockholders Agreement, Parent may be deemed to beneficially own 1,647,710 shares of Common Stock constituting approximately 19.2% of the total currently outstanding Shares (after giving pro forma effect to the issuance of shares of Common Stock under the Option Agreement). See Section 11. Each of the Purchaser and Parent disclaims beneficial ownership of such Shares. Except as set forth in this Offer to Purchase, none of the Purchaser, Parent, or, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I or any associate or majority-owned subsidiary of the Purchaser, Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the Purchaser, Parent, or, to the best knowledge of the Purchaser and Parent, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

     Except as described in this Offer to Purchase, none of the Purchaser, Parent, or, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1993, none of the Purchaser, Parent, or, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1993 there have been no contacts, negotiations or transactions between Parent, the Purchaser, or, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

     Set forth below is certain selected consolidated financial information relating to Parent and its subsidiaries for the fiscal years ended December 31, 1997, 1996 and 1995 (the "Financial Statements"). The selected consolidated financial information is denominated in Norwegian Kroner and prepared in accordance with generally accepted accounting principles in Norway ("Norwegian GAAP"). Norwegian GAAP differs in certain significant respects from generally accepted accounting principles in the United States
("US GAAP"). Immediately following Parent's summary consolidated financial information set forth below is a brief summary of certain differences between Norwegian GAAP and US GAAP. Parent's audited financial statements for the fiscal years ended December 31, 1996 and 1995 and unaudited financial statements for the fiscal year ended December 31, 1997 are incorporated herein by reference. Those financial statements have been filed with the Commission as Exhibit (a)(10) to the
Schedule 14D-1 and may be inspected at the Commission's public reference facilities in Washington, D.C., and copies thereof may be obtained from such facilities upon payment of the Commission's customary charges, in the manner set forth in Section 7 above under "Available Information" (although they will not be available at the regional offices of the Commission). Parent expects to complete its audit of its financial statements for the twelve months ending December 31, 1997 at the end of March, 1998. Set forth below is certain summary financial information excerpted or derived from Parent's financial statements. Such summary information is qualified in its entirety by reference to the Purchaser's financial statements and all the financial information and related notes contained therein.

                                    ASK ASA
                      SELECTED CONSOLIDATED FINANCIAL DATA
               (IN MILLIONS OF NOK(1), EXCEPT PER SHARE AMOUNTS)

                                                                   YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1997        1996         1995
                                                             -----------    -----    ------------
                                                             (unaudited)             (pro forma(2))
STATEMENT OF OPERATIONS DATA
Net revenue................................................     604.3       324.6       219.2
Income from operations.....................................     130.5        73.9        32.0
Net income.................................................      95.0        50.0(3)     21.5
Earnings per share.........................................      2.60        1.40        0.60

                                                                        AT DECEMBER 31,
                                                              -----------------------------------
                                                                 1997        1996        1995
                                                              -----------    -----    -----------
                                                              (unaudited)             (pro forma(2))
BALANCE SHEET DATA
Total assets................................................     410.3       167.1        92.6
Total liabilities...........................................     116.6        53.9        37.4
Total stockholders' equity..................................     293.7       113.2(4)     55.2

------------------

(1) Parent publishes its financial statements in Norwegian Kroner. Based on published financial sources, the exchange rates reflected in the Federal Reserve Bank of New York's noon buying rates in New York City for Norwegian Kroner to dollars, expressed in NOK per dollar, for the periods and dates indicated, are as follows:

                                                           END RATE     HIGH      LOW     AVERAGE
                                                           --------    ------    ------   -------
    Fiscal Year ended 12/29/95...........................   6.3210     6.8110    6.1155   6.3355
    Fiscal Year ended 12/31/96...........................   6.3750     6.6160    6.3000   6.4590
    Fiscal Year ended 12/31/97...........................   7.3740     7.7564    6.3420   7.0857

(2) Parent was created in a corporate reorganization of Tandberg Data ASA that became effective as of January 1, 1996. The pro forma figures reflect Parent's estimates of what its stand-alone operating results and balance sheet would have been had the reorganization instead been completed on or prior to January 1, 1995.

(3)    Net income is before minority interests of NOK 2.8 million.

(4)    Total equity includes minority interests of NOK 9.0 million.

CERTAIN DIFFERENCES BETWEEN NORWEGIAN AND US GAAP

     The significant differences between Norwegian and US GAAP that affect the consolidated financial statements of Parent are described below. Under Norwegian GAAP, deferred income tax benefits may only be used to reduce deferred income tax liabilities, whereas under US GAAP, Financial Accounting Standard No. 109, Accounting for Income Taxes, requires the recognition of deferred income tax assets. In 1997, Parent issued compensatory stock options to employees that created compensation expense. Under Norwegian tax law, this stock grant also created a separate tax on the employer. While this tax is not recognized as an expense under Norwegian GAAP, Accounting Principles Bulletin Opinion No. 25, Accounting for Stock Issued to Employees, requires Parent to recognize this tax as a component of the compensatory expense.

     The following table reflects the impact of the accounting differences described above on Parent's results of operations for the periods indicated:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                              1997      1996      1995
                                                              ----      ----      ----
                                                                (in millions of NOK)
Net income pursuant to Norwegian GAAP:......................  95.0      50.0      21.5
     Recognition of deferred income tax asset:..............   5.3       3.3      (0.1)
     Tax on compensatory stock option award:................  (3.5)       --        --
     Minority interest......................................    --      (2.8)       --
                                                              ----      ----      ----
Net income pursuant to US GAAP:.............................  96.8      50.5      21.4
                                                              ====      ====      ====

     The following table reflects the impact of the accounting differences described above between Norwegian and US GAAP on Parent's stockholders' equity at the dates indicated:

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                              1997       1996       1995
                                                              -----      -----      ----
                                                                 (in millions of NOK)
Norwegian stockholders' equity pursuant to Norwegian
  GAAP:.....................................................  293.7      113.2      55.2
Adjustments to conform to US GAAP:
     Recognition of deferred income tax asset:..............    9.7        4.0       0.9
     Tax on compensatory stock option award:................   (3.5)        --        --
     Minority interest......................................     --       (9.0)       --
                                                              -----      -----      ----
Stockholders' equity pursuant to US GAAP:...................  299.9      108.2      56.1
                                                              =====      =====      ====

SECTION 9. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Purchaser to purchase Shares pursuant to the Offer, to complete the Merger and to pay fees and expenses of Parent and Purchaser related to the Offer and the Merger is estimated to be approximately $87 million. The Offer is not conditioned upon any financing arrangements.

     On March 11, 1998, Parent received irrevocable commitments from international and Norwegian institutional investors to purchase an aggregate of
3.7 million shares of capital stock of Parent for an aggregate purchase price of approximately 336.7 million NOK (or approximately $45.3 million based on the Federal Reserve Bank's noon buying rate in New York City of 7.43 Norwegian Kroners per U.S. dollar on March 11, 1998). Parent expects to consummate this private equity placement shortly after the date of this Offer to Purchase and to use all or a significant portion of the net proceeds, which are expected to be approximately 327 million NOK (or approximately $44.0 million based on buying rate described above), to fund the cost of the Offer and the Merger and related fees and transaction expenses.

     The Purchaser plans to obtain funds needed for the Offer and Merger through a new credit facility (the "Credit Facility") to be arranged by Bankers Trust International PLC ("BTI") and from capital contributions to be provided by Parent from its existing and future resources. At February 28, 1998, Parent had cash and bank deposits totaling approximately $20.0 million.

     BTI has delivered to Parent a commitment to provide the Credit Facility, under which Parent or a wholly owned subsidiary of Parent will be able to borrow up to $70 million to finance the acquisition of the Company. Although BTI has committed to provide the entire amount of the Credit Facility, it has advised Parent that it intends to endeavor to arrange a syndicate of financial institutions, for which BTI or an affiliate of BTI would act as agent, to commit a portion of the Credit Facility.

     Parent has agreed to pay underwriting, agency and other fees to BTI or its affiliates and to pay certain of its and their expenses. Parent also has agreed to indemnify BTI, its affiliates and certain other persons against certain types of losses and liabilities arising out of the commitment or the Credit Facility.

     Set forth below is a summary description of the commitment and the proposed Credit Facility. The summary description does not purport to be complete. There is no assurance that the terms described below will be contained as described in the definitive documentation for the Credit Facility, and additional terms may be included.

     The Credit Facility will be available in two drawings, one at the time the Purchaser accepts the tendered Shares for payment pursuant to the Offer and the second upon the Effective Time. The first drawing will be available only after Parent first has advanced $14 million from its existing cash balance toward the cost of purchasing tendered Shares. Drawings under the Credit Facility are to be applied toward the cash consideration payable in the Offer and the Merger to holders of Shares and toward the fees and other expenses incurred in connection with the Offer and the Merger.

     The outstanding indebtedness under the Credit Facility will bear interest, at Parent's option, at rates based on the London interbank offered rate ("LIBOR") for one-, three- or six-month periods plus an interest margin based on the total outstanding indebtedness of Parent and its direct and indirect subsidiaries under the Credit Facility. The margin will range from 1.75% per year if such total indebtedness exceeds $60 million to 0.75% if the total indebtedness is less than $30 million.

     The indebtedness under the Credit Facility will be guaranteed by Parent, the Purchaser and the Company after it becomes an indirect wholly owned subsidiary of Parent. The outstanding indebtedness under the Credit Facility will be subject to mandatory prepayment in certain events and to semi-annual amortization payments commencing September 30, 1998 and ending on March 31, 2001.

     The covenants will include a limitation on the incurrence of additional debt by Parent and its consolidated subsidiaries until the total indebtedness of Parent and its consolidated subsidiaries is reduced to $45 million and a series of financial covenants including covenants to comply with an interest coverage ratio requirement, a leverage ratio requirement, a cash flow test and a limit on capital expenditures.

     Conditions to borrowing under the Credit Facility will be customary for this type of transaction and will include, among other things, (i) completion of definitive loan documentation satisfactory to BTI; (ii) upon the expiration of the Offer, a majority of the Shares having been validly tendered and not subsequently withdrawn and all other conditions to the Offer having been satisfied (or waived with the consent of BTI); (iii) all necessary regulatory, governmental and corporate consents having been obtained; (iv) there having occurred no material adverse change in the business, assets, condition (financial or otherwise) or prospects of the Company or the Parent and its subsidiaries taken as a whole between the date of the commitment and the consummation of the Offer or the Merger, as the case may be; and
(v) confirmation from the Company that, as of the date of the Merger Agreement, the Company had cash and cash equivalents of at least $20 million.

     If for any reason the Credit Facility were not finalized or to become unavailable, Parent would require alternative funding which it would seek from other sources. Those sources might include bank borrowings or sales of debt or equity securities in the capital markets.

     Parent expects that, depending on market conditions, it will seek to repay a portion of the indebtedness under the Credit Facility with the proceeds of a new issue of its equity securities. Parent also may elect to use some of the cash and cash equivalents held by the Company to repay a portion of the indebtedness. The Company represented in the Merger Agreement that at the date of the Merger Agreement it held cash and cash equivalents of not less than $20 million.

     Except as described above, neither Parent nor the Purchaser has any plan or arrangement for repayment of borrowings under the Credit Facility. Parent expects that, except as described above, those borrowings will be repaid with internally generated funds and from other sources which may include the proceeds of other bank borrowings or public or private sales of debt or equity securities, in Europe or elsewhere. Parent's decisions in this regard will be based on Parent's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and other factors Parent deems relevant.

SECTION 10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     The Company is engaged in lines of business similar or complementary to those of Parent and its affiliates. Accordingly, Parent and its affiliates have followed the business activities of the Company for some time. As early as June 1996, Ole J. Fredriksen, President and Chief Executive Office of Parent, was introduced to Kenneth E. Olson, Chairman of the Board of Directors of the Company, and John Rehfeld, former President and Chief Executive Officer of the Company. In the fall of 1996, Jan H. Andersen and Einar J. Greve, members of the Board of Directors of Parent, met with Mr. Rehfeld in Los Angeles, California to discuss the liquid crystal display business. At various times after this meeting until June 1997, representatives of Parent and the Company met at trade conferences and conventions. The parties did not discuss a possible acquisition of the Company by Parent during this time.

     In April 1997, Broadview contacted Parent, and inquired as to Parent's possible interest in a strategic opportunity, without identifying the Company. In May 1997, following an affirmative response from Parent, Broadview identified the Company as the other party to a potential transaction.

     On June 5 and 6, 1997, Mr. Fredriksen and Mr. Olson met in Los Angeles, California, while attending an industry trade show, to discuss Parent's and the Company's markets and products and the possibility of a business combination.

     On June 9, 1997, Mr. Fredriksen met in San Francisco, California with Richard T. Dalton and Maryfrances Galligan of Broadview, Mr. John Rehfeld, a former Chief Executive Officer of the Company who told Mr. Fredriksen he was working for the Company as a consultant, and Mr. Robert Meshel, legal advisor to Parent at the time. At the meeting, Mr. Fredriksen indicated that Parent might be interested in acquiring the Company for a price equal to the Company's book value, as estimated by Parent. Broadview suggested that this valuation would likely be inadequate; however, representatives of Parent were encouraged to visit with the Company's management at its headquarters in San Diego, California to further review the Company's prospects.

     On July 24, 1997, Parent and the Company executed a confidentiality agreement with customary terms.

     On August 7, 8 and 9, 1997, Mr. Fredriksen, Svein S. Jacobsen, Chairman of the Board of Directors of Parent, and Jorn Eriksen, Vice-President-Technology and Development of Parent, met at the Company's offices in San Diego, California with various members of the Board of Directors, management of the Company and representatives of Broadview. The purpose of the meetings was to discuss a possible merger between the Company and Parent and for Parent to conduct limited financial and business due diligence with respect to the Company in connection with a possible merger between the Company and Parent.

     On August 27, 1997, all of the members of Parent's Board of Directors and several members of Parent's management met with Mr. Dalton, in Fredrikstad, Norway to discuss, among other things, valuation of the Company, a possible merger and the conditions to the transaction. Mr. Dalton discussed in general terms the current status of the Company's business affairs, future prospects and opportunities for growth. These discussions also covered, among other things, the Company's ongoing shift in strategy under which the Company was reducing its own product development efforts and manufacturing capacity and focusing on the distribution of products designed and manufactured by third parties. Mr. Fredriksen indicated that he believed the Company might be willing to proceed with a transaction in the $7.00 per Share range. On September 8, 1997, the Company received a letter from Alfred Berg Norge A/S, an investment bank retained by Parent at the time, which provided an indication of interest to offer to purchase the stock of the Company for $7.00 cash per share. On September 11, 1997, Mr. Fredriksen was advised that the Company's Board of Directors had rejected his $7.00 per share proposal.

     On September 28, 1997, Mr. Jacobsen advised Mr. Dalton that Parent would not pursue any further discussion regarding a possible merger with the Company until after the public announcement of the Company's financial results for the fiscal quarter ending September 30, 1997. Parent's desire to wait for those financial results was driven in part by its uncertainty over the effect on the Company of its strategic shift to being principally a reseller of products.

     The Company's financial results for the fiscal quarter ending September 30, 1997 were released on October 20, 1997. On November 6, 1997, Mr. Fredriksen informed Mr. Olson that Parent continued to be interested in pursuing a business combination with the Company. On December 3, 1997, Mr. Fredriksen and Mr. Olson met in Fredrikstad, Norway, to resume discussions regarding a possible merger, a business plan for the combined entities and product development and markets. On December 16, 1997, Mr. Fredriksen contacted Mr. Dalton and told him that Parent had serious interest in pursuing a business combination with the Company. Mr. Dalton told Mr. Fredriksen that, since the Company's financial performance and the trading price of its Common Stock recently had improved, any purchase of the Company would need to be at a higher price than may have been possible in the fall of 1997.

     On December 16, 1997, Mr. Fredriksen contacted BT Alex. Brown Incorporated ("BT Alex. Brown") to discuss the possibility of a business combination between the Company and Parent.

     On January 14, 1998, representatives of BT Alex. Brown and Parent met in New York City to further discuss a possible transaction between the Company and Parent and BT Alex. Brown's involvement as financial advisor. At this time, Parent agreed to retain BT Alex. Brown as financial advisor. After the January 14 meeting, BT Alex. Brown and Broadview discussed the Company's business prospects and the terms of a possible merger between the Company and Parent.

     On January 20, 1998, Parent formally retained BT Alex. Brown to provide financial advisory services with respect to a possible acquisition of the Company by the Parent and to advise on the potential availability and terms of financing to be obtained in connection with such an acquisition. Also, on January 20, Broadview informed representatives of BT Alex. Brown that the Company was discussing a possible acquisition by means of a stock-for-stock merger with a privately held corporation. On January 21, 1998, representatives of BT Alex. Brown and the Company met in San Diego, California to conduct preliminary financial due diligence.

     On February 2, 1998, Parent sent a letter signed by Messrs. Jacobsen and Fredriksen (the "February 2 Letter") to Mr. Olson. The February 2 Letter set forth a proposal for a merger between the Company and a subsidiary of Parent in which the stockholders of the Company would receive $10.50 per share in cash. The merger agreement for the proposed transaction would contain customary provisions, including break-up fee protection. Parent's obligations under the merger agreement would not be subject to any financing contingency. Based on extensive discussions with several possible funding sources, Parent was highly confident it could obtain definitive commitments for financing by the time a merger agreement was finalized. Parent offered in the letter to enter immediately into negotiation of a transaction.

     After receiving the February 2 Letter, Mr. Dalton requested, on behalf of the Board of Directors of the Company, a meeting in San Diego with Mr. Fredriksen and Parent's financial advisors to discuss further the proposal contained in the February 2 Letter.

     On February 6, 1998, representatives of Broadview and BT Alex. Brown discussed due diligence matters and valuation issues relating to the February 2 Letter.

     On February 9, 1998, Messrs. Fredriksen, Jacobsen and Olson, a representative of the Parent's largest stockholder, and Dennis A. Whittler, Chief Financial Officer of the Company, met (the "February 9 Meeting") with representatives of Broadview and BT Alex. Brown at its offices in New York City to discuss the proposal contained in the February 2 Letter. Parent's representatives received a presentation from Messrs. Olson and Whittler at this meeting with respect to, among other things, the financial condition and prospects of the Company and the synergies that would result from a merger of Parent and the Company. After extensive discussions, the representatives of Parent indicated they would be prepared to proceed with a transaction at $11.00 per Share, subject to a number of conditions including completion by Parent and its financial and legal advisors of additional due diligence investigations and the execution and delivery of a mutually satisfactory merger agreement containing, among other things, provisions for the payment by the Company to Parent in certain circumstances of an aggregate of $3 million in termination fees and up to $500,000 in expenses, the grant by the Company to Parent of an option to acquire newly-issued shares of Common Stock in an amount equal to 19.9% of the Shares outstanding prior to exercise and an agreement by the members of the Company's Board of Directors to tender their Shares. The representatives of the Company who were present at the meeting indicated that they believed this proposal could form the basis for a mutually acceptable transaction, except that they did not believe an option of the type requested by Parent was acceptable.

     Subsequent to the February 9 Meeting, representatives of Parent and the Company exchanged drafts of the definitive Merger Agreement, conducted additional legal and financial due diligence regarding the Company and discussed plans for integrating the Company and Parent. Negotiations with respect to the Merger Agreement addressed, among other things, the circumstances under which the termination fee would be payable, whether an option would be granted and if so on what terms, the terms of the Stockholders Agreement, provisions imposing restrictions on the Company's ability to enter into a competing transaction and the conditions to the Offer. These negotiations continued through the evening of Saturday, March 7, 1998.

     At a meeting of the Board of Directors of the Company held on March 8, 1998, by unanimous vote of those present (one member being absent), the Board approved the Offer, the Merger and the Merger Agreement, and determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are fair to, and in the best interests of, the stockholders of the Company. In addition, the Board determined to recommend that stockholders of the Company accept the proposed Offer and tender their Shares pursuant to the Offer. On March 8, 1998, Broadview delivered to the Board of Directors of the Company its oral opinion to the effect that, as of the date thereof, the consideration to be received by the stockholders of the Company (other than Parent, the Purchaser and any affiliate of either of them) pursuant to the Offer and under the terms of the proposed Merger, is fair, from a financial point of view, to such stockholders. Such oral opinion was subsequently confirmed by the written opinion of Broadview, dated March 8, 1998. The full text of that opinion is an exhibit to the Schedule 14D-9.

     A press release announcing the execution of the Merger Agreement was issued by the Company on March 8, 1998 before the opening of the U.S. Stock Markets on March 9, 1998. A press release announcing the execution of the Merger Agreement was issued by Parent before the opening of the Norwegian stock market on the morning of March 9, 1998.

     On March 13, 1998, the Purchaser commenced the Offer.

SECTION 11. PURPOSE OF THE OFFER; MERGER AGREEMENT; PLANS FOR THE COMPANY.

     PURPOSE OF THE OFFER. The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement and to increase the likelihood that the Merger will be completed.

     MERGER AGREEMENT. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1 Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"). The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 7 of this Offer to Purchase.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (which are set forth in Section 14), the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that the Purchaser may modify the terms of the Offer, including without limitation, except as provided below, extending the Offer beyond any scheduled Expiration Date, except that, without the prior written consent of the Company, the Purchaser will not decrease the purchase price paid in the Offer, decrease the number of Shares sought in the Offer, change the form of consideration payable in the Offer, make any other change which is materially adverse to the holders of Shares or modify or add to the conditions of the Offer specified in Section 14. Pursuant to the terms of the Merger Agreement, (i) the Purchaser may, in its sole discretion and without the consent of the Company, (A) extend the Offer, at any time up to the Outside Termination Date, for one or more periods of not more than ten business days each, if any condition of the Offer has not been satisfied; (B) extend the Offer at any time (but on not more than one occasion), for a period not to exceed ten business days if at that time the number of Shares duly tendered pursuant to the Offer and not subsequently withdrawn represents less than 90% of the shares of Common Stock then outstanding; or (C) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer; and (ii) if at any scheduled Expiration Date of the Offer any Offer Condition has not been satisfied or waived by the Purchaser, at the written request of the Company delivered no later than the scheduled Expiration Date of the Offer, the Purchaser shall, and shall continue to, extend the Offer from time to time for one or more periods of not more than five business days each until a date not later than the Outside Termination Date. In addition, the Per Share amount may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of Company. Subject to the terms and conditions of the Offer, the Purchaser shall pay, as soon as reasonably practicable after it is permitted to do so under applicable law, for all Shares validly tendered and not withdrawn. See Section 4.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with Delaware law, the Purchaser shall be merged with and into the Company as soon as practicable after satisfaction or waiver of the conditions set forth in the Merger Agreement (the "Effective Time"). The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (or such later date as is specified in the Certificate of Merger). As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation"). In the Merger, each issued and outstanding Share (other than Shares owned directly or indirectly by Parent or any of its subsidiaries or by the Company as treasury stock and Shares the holder of which has perfected appraisal rights under Delaware law will be converted into the right to receive $11.00 per Share, without interest, and each issued and outstanding share of common stock of the Purchaser will be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation (which will constitute the only issued and outstanding capital stock of the Surviving Corporation).

     The Merger Agreement provides that the certificate of incorporation and bylaws of the Purchaser at the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation, except that the name of the Surviving Corporation will be "Proxima Corporation." The Merger Agreement also provides that the directors of the Purchaser at the Effective Time will be the directors of the Surviving Corporation, and the officers of the Purchaser at the Effective Time will be the officers of the Surviving Corporation.

     The Company's Board of Directors. The Merger Agreement provides that, commencing upon the purchase of Shares pursuant to the Offer or pursuant to the Option Agreement, and from time to time thereafter, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of (i) the total number of directors on the Board (giving effect to any directors elected as described in this sentence) and (ii) the percentage that (A) the aggregate number of shares of Common Stock beneficially owned by Purchaser or any of its affiliates (including Shares accepted for payment in the Offer, provided funds therefor have been deposited with the Depositary, and shares of Common Stock issued to the Purchaser under the Option Agreement) represents of (B) the total number of Shares then outstanding. The Company has agreed to take all actions necessary to cause the Purchaser's designees to be elected or appointed to the Company's Board of Directors (including by increasing the size of such Board or securing the resignations of incumbent directors or both). The Company also has agreed to use its best efforts to cause persons designated by the Purchaser to constitute the same percentage of each committee of the Board of Directors of the Company, each board of directors of each subsidiary of the Company and each committee of each such board as such persons represent on the Board of

Directors of the Company. However, the Merger Agreement further provides that until the Effective Time, the Company will retain as members of its Board of Directors at least two directors who are directors of the Company at the date of the Merger Agreement ("Company Designees") and that in the event of the death, resignation or removal of any of the Company Designees (or, if no other Company Designee will remain on the Board, the last remaining Company Designee and, if no Company Designee will remain on the Board, a majority of the other members of the Board) will have the right to appoint a successor or successors to fill the vacancies so created, which successor or successors will not be an affiliate or associate of Parent or the Purchaser and who will be deemed to be a Company Designee for purposes of the Merger Agreement. In the Merger Agreement, the Company has agreed to take all actions necessary to cause the Purchaser's designees to be so elected, including mailing to the Company's stockholders an Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and, if necessary, seeking the resignation of one or more existing directors. The Merger Agreement also provides that following the election or appointment of the Purchaser's designees to the Company's Board of Directors, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of the Purchaser or Parent under the Merger Agreement, any waiver of any condition to the obligations of the Company or of any of the Company's rights under the Merger Agreement or other action by the Company under the Merger Agreement may be effected only by the action of a majority of the Company Designees.

     Stockholders Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer, for the purpose of voting upon the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that in connection with the Special Meeting, the Company will (i) as soon as reasonably practicable after the consummation of the Offer, prepare and file with the Commission a proxy statement and other proxy materials relating to the Merger and the Merger Agreement and (ii) use its best efforts to have such proxy statement cleared by the SEC. If the Purchaser acquires at least a majority of the outstanding Shares (or if the number of Shares acquired by the Purchaser together with the number of shares of Common Stock purchased under the Option Agreement total at least a majority of the outstanding Shares), the Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger. The Company has agreed, subject to the limitations described below under the heading "No Solicitations," to include in the proxy statement the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

     Interim Operations. In the Merger Agreement, the Company has agreed that, except as expressly permitted by the Merger Agreement or the Option Agreement or agreed to in writing by Parent, prior to the Effective Time the business of the Company and its subsidiaries shall be conducted only in the ordinary course, in substantially the same manner as previously conducted and in substantial compliance with all applicable laws and regulations, and, to the extent consistent therewith, the Company and each of its subsidiaries will use reasonable efforts to preserve intact their present business organizations and reputation, keep available the services of their present officers and employees, maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, and preserve their relationships with customers, suppliers, licensors, licensees, distributors, and others having business relationships with them. In addition, except as expressly contemplated by the Merger Agreement or agreed to in writing by Parent, each of the Company and its subsidiaries will not:

          (i) adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its subsidiaries;

          (ii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

          (iii) expend funds for capital expenditures or research and development, which in the aggregate exceed $1,100,000;

          (iv) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets except for disposition of inventory or immaterial assets, in either case, in the ordinary course of business consistent with past practice;

          (v) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except for dividends paid by subsidiaries to the Company with respect to capital stock), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (vi) authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than issuances upon exercise of Company Stock Options (as hereinafter defined) outstanding on the date hereof);

          (vii) amend its Certificate of Incorporation, Bylaws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any material subsidiary of the Company;

          (viii) acquire or agree to acquire, including, without limitation, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (ix) settle or compromise any stockholder derivative suits arising out of the transactions contemplated by the Merger Agreement or any other litigation (whether or not commenced prior to the date of the Merger Agreement) or settle, pay or compromise any claims not required to be paid, other than in consultation and cooperation with Parent, and, with respect to any such settlement, with the prior written consent of Parent (except such consent shall not be required for payments to be made under any such agreements existing on the date of the Merger Agreement and described in connection with the Merger Agreement), which consent shall not be unreasonably withheld;

          (x) make any material tax election or settle or compromise any material tax liability (whether with respect to amount or timing);

          (xi) except in the ordinary course of business, materially modify, amend or terminate any material contract or waive or release or assign any material rights or claims; or

          (xii) (A) fail to pay in the ordinary course of business consistent with past practice any amount ("Payable") due, owing or payable to any trade creditor or supplier or (B) other than in the ordinary course of business consistent with past practice, alter the terms or scheduled payment dates of any Payable; or

          (xiii) take or agree to take any action that would make any representation and warranty of the Company contained in the Merger Agreement inaccurate at, or as of any time prior to, the Effective Time, or omit or agree to omit to take any action necessary and prudent to prevent any such representation or warranty from being inaccurate at any such time.

     Employee Benefits. Parent has agreed to cause the Surviving Corporation to honor the Company's employee benefit plans or policies (other than those based on shares of Common Stock) in effect at the date of the Merger Agreement until the second anniversary of the Effective Time or, to the extent such plans or policies (other than those based on shares of Common Stock) are not continued, Parent will maintain or cause the Surviving Corporation to maintain until such date benefit plans or policies for the benefit of the employees of the Company which are no less favorable, in the aggregate, than the plans and policies existing at the date of the Merger Agreement. All benefit plans under which the employees' interests are based on shares of Common Stock will be terminated immediately prior to the Effective Time. The Company's employees shall be given credit, for purposes of any service requirements for participation in the Parent employee benefit plans for which they become eligible, if any, for their period of service with the Company prior to the Effective Time, and the Company employees shall also, with respect to participation in any such Parent plans or programs for which they may become eligible, which have co-payment, deductible or other co-insurance features, receive credit for any amounts such employees have paid to date in 1998 in co-payments, deductibles or co-insurance under comparable programs maintained by the Company prior to the Effective Time. In addition, no employee of the Company who participates in any medical/health plan of the Company at the Effective Time shall be denied coverage under any Parent medical/health plan for which they may become eligible, by reason of any preexisting condition exclusions, to the extent applicable subsequent to the Effective Time. Parent has agreed (and has agreed to cause the Surviving Corporation) to honor without modification all employee severance plans (or policies) and employment and severance agreements of the Company or any of its subsidiaries in existence on the date of the Merger Agreement as such agreements shall be in effect in accordance with the terms of the Merger Agreement at the Effective Time.

     No Solicitations. In the Merger Agreement, the Company has agreed that, except as provided below, until the earlier of the termination of the Merger Agreement or the Effective Date, neither the Company nor any of its subsidiaries shall, nor shall they authorize or permit or any of their respective officers, directors, employees, financial advisors, investment bankers, attorneys, accountants or other advisors or representatives to directly or indirectly, (i) take any action to knowingly solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any offer or proposal for a merger, consolidation or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the shares of any class of voting securities of the Company or any of its subsidiaries or a substantial portion of the assets of the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement or the Option Agreement (any of the foregoing being referred to as an "Acquisition Proposal"), or (ii) knowingly engage in negotiations, discussions or communications regarding or disclose any information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to any person, corporation, partnership or other entity or group (a "Potential Acquiror") that may be considering making, or has made, an Acquisition Proposal. In addition, the Merger Agreement prohibits the Board of Directors of the Company (including any committee thereof) from withdrawing or modifying in a manner adverse to Parent the approval and recommendation of the Offer, the Merger Agreement, the Option Agreement or the Merger or approving or recommending any Acquisition Proposal. Notwithstanding the foregoing, the Merger Agreement provides that (i) the Company may participate in discussions or negotiations with or furnish information to any third party which makes a written Acquisition Proposal which either (x) is not subject to a financing contingency and involves the purchase for cash of 100% of the Common Stock at a price per share greater than the purchase price of the Offer or (y) provides for the acquisition of 100% of the Common Stock for consideration, not consisting entirely of cash, which the Company's Board of Directors determines, based on the advice of its financial advisor, is financially superior to the purchase price of the Offer (in the case of either (x) or (y), a "Superior Proposal"), and (ii) the Board of Directors or any committee thereof may withdraw or modify in a manner adverse to Parent the approval or recommendation of the Merger Agreement, the Offer or the Merger and may approve or recommend any such Superior Proposal, if, in the case of either (i) or (ii), the Board of Directors of the Company determines (and is advised by its outside legal counsel) that the failure to take such action would constitute a breach of its fiduciary duties and the Company enters into a confidentiality agreement with the Potential Acquiror with respect to any non-public information relating to the Company or its subsidiaries upon terms substantially the same as (and in no event more beneficial to the Potential Acquiror than) those contained in the Confidentiality Agreement dated July 21, 1997 between Parent and the Company. The Company has agreed to (i) notify Parent promptly (and in any event within one business day) after receipt of any Acquisition Proposal (or any indication that any person is considering making an Acquisition Proposal) or any request for non-public information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that may be considering making, or has made, an Acquisition Proposal, (ii) notify Parent promptly of any material change to any such Acquisition Proposal, indication or request and (iii) upon reasonable request by Parent, provide Parent with all material information about any such Acquisition Proposal, indication or request. The Merger Agreement further provides that the Company will not, and will cause its affiliates not to, enter into an agreement with respect to a Superior Proposal unless Parent has been advised in writing of the identity of the parties making the Superior Proposal and the material terms thereof at least two business days prior to the entering into of such agreement.

     Directors' and Officers' Insurance; Indemnification. The Merger Agreement provides that until the sixth anniversary of the Effective Time, Parent and the Surviving Corporation (each an "Indemnifying Party") shall indemnify, defend and hold harmless each person who was an officer or director of the Company or any of its subsidiaries on the date of the Merger Agreement or any time prior to the date thereof ("Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) based in whole or in part on, or arising in whole or in part out of, the fact that such Indemnified Party is or was a director or officer, of the Company or any of its subsidiaries (including service as a fiduciary of any employee benefit plan), whether pertaining to any matter existing or occurring at or prior to the Effective Time, to the fullest extent permitted by Delaware law, or based in whole or in part on the Merger Agreement or the transactions contemplated by the Merger Agreement ("Indemnified Liabilities"). However, in the event any claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claims shall continue until disposition of any and all such claims. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (w) the Indemnifying Parties will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Indemnifying Parties; (y) the Indemnifying Parties shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Indemnifying Parties shall use all commercially reasonable efforts to assist in the vigorous defense of any such matter. Any Indemnified Party wishing to claim indemnification under the Merger Agreement as described above, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Indemnifying Parties, but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have as described above except to the extent such failure materially and irreparably prejudices such party.

     The Merger Agreement also provides that the Surviving Corporation shall (i) until the sixth anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries as of the date of the Merger Agreement (or policies of at least the same coverage and amounts containing terms that are no less advantageous in any material respect to the insured parties) or (ii) purchase a policy of directors' and officers' liability insurance of at least the same coverage and amounts and containing terms that are no less advantageous in any material respect to the insured parties and for a term of six years after the Effective Time, in each case with respect to claims arising from facts or events that occurred prior to the Effective Time. The Merger Agreement further provides, however, that in no event will the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to clause
(i) of this paragraph any amount per annum in excess of 125% of the last premium paid by the Company prior to the date of the Merger Agreement, and if the annual premium of such insurance coverage exceeds that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount.

     Company Stock Options. Pursuant to the Merger Agreement, immediately prior to the Effective Time, each of the then outstanding employee stock options to purchase Common Stock (the "Company Stock Options") granted under any employee stock option or compensation plan or arrangement of the Company (the "Company Stock Plans"), whether or not then vested or exercisable, automatically shall be cancelled, and each holder of any such Company Stock Option shall be paid by the Company at the Effective Time for each such Company Stock Option an amount in cash (subject to any applicable withholding taxes) determined by multiplying (i) the excess, if any, of the price per Share paid in the Offer over the applicable exercise price of such Company Stock Option by (ii) the number of shares of Common Stock such holder could have purchased (assuming full vesting of all Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time. Prior to the Effective Time, the Company will use its best efforts to obtain any necessary consents and make any amendments to the terms of the Company Stock Plans to the extent such consents or amendments are necessary to give effect to the foregoing. Payment by the Company may be withheld in respect of any Company Stock Option until necessary consents are obtained.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of the Company, Parent and the Purchaser to consummate the Merger are subject to the satisfaction of the following conditions: (i) the Merger Agreement shall have been adopted by the requisite vote of the stockholders of the Company, if required by applicable law, in order to consummate the Merger;
(ii) any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated; (iii) no court of competent jurisdiction or other governmental or regulatory authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or the Merger or the transactions contemplated by the Merger Agreement, the Option Agreement or the Stockholders Agreement; and (iv) the Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, financial statements, public filings, labor relations, conduct of business, employee benefit plans, insurance, compliance with laws, litigation, environmental matters, tax matters, property, contracts and agreements, non-contravention, consents and approvals, opinions of financial advisors, undisclosed liabilities and the absence of certain changes with respect to the Company since December 31, 1997.

     Termination; Fees. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company: (i) by the mutual written consent of the Company and Parent; (ii) by the Company (A) if there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in the Merger Agreement which breach has not been cured, in the case of a representation or warranty, prior to the Effective Time or, in the case of a covenant or agreement, within 30 days following receipt by Parent of notice of such breach (provided that such right to terminate shall expire on the date on which Parent or the Purchaser beneficially owns a majority of the outstanding Shares), or (B) if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction or other order of a court or other authority having jurisdiction preventing the consummation of the Merger shall have become final and non-appealable; (iii) by Parent (A) (i) if any representation or warranty of the Company shall not be true and correct (x) in all material respects as of the date of the Merger Agreement or (y) as of the time of termination of the Merger Agreement, and, in a case described in this subclause
(y), the failure of such representation or warranty to be true and correct (1) has a Material Adverse Effect on the Company, (2) if capable of being made true and correct within 30 days following receipt by the Company of notice of such representation or warranty not being true and correct is not in fact made true and correct within such 30-day period and (3) did not result from the announcement of the Merger Agreement or the transactions contemplated thereby or
(ii) if there has been a material breach of any covenant or agreement on the part of the Company set forth in the Merger Agreement or the Option Agreement which breach of a covenant or agreement has not been cured within 30 days following receipt by the Company of notice of such breach (provided that such right to terminate shall expire on the date on which Parent or the Purchaser beneficially owns a majority of the outstanding shares of Common Stock and Parent's designees constitute or shall have been afforded the opportunity, without the imposition by the Company of adverse conditions, to constitute the requisite percentage (but not less than a majority) of the members of the Board of Directors of the Company specified in the Merger Agreement), (B) if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable or (C) if the Offer shall have expired or been terminated without any Shares being purchased as a result of the occurrence of any of the events described in Section 14 of this Offer to Purchase; (iv) by either the Company or Parent if the Offer has not been consummated by the Outside Termination Date, provided that the terminating party is not then in material breach of any provision of the Merger Agreement; (v) by Parent upon the occurrence of a "Trigger Event" (as defined below), provided that such right to terminate shall expire on the date on which Parent or the Purchaser beneficially owns a majority of the outstanding shares of Common Stock and Parent's designees constitute the requisite percentage (but not less than a majority) of the members of the Board of Directors of the Company specified in the Merger Agreement; and (vi) by Parent, if the FTC or the Antitrust Division has initiated litigation or an administrative proceeding challenging the transactions contemplated by the Merger Agreement under U.S. antitrust laws, which litigation or administrative proceeding will include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by the Merger Agreement.

     In the event that Parent terminates the Merger Agreement pursuant to clause
(iii)(A)(i), (iii)(A)(ii) or (v) of the previous paragraph, then the Company shall pay to Parent (x) a termination fee in the amounts and at the times specified in the next paragraph and (y) an amount (not to exceed $500,000 in the aggregate) equal to all out-of-pocket expenses and fees certified by Parent to have been incurred by Parent and its subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby. In the event that Parent terminates the Merger Agreement pursuant to clause (iii)(C) of the previous paragraph, then the Company shall pay to Parent a termination fee in the amount and at the time specified in the next paragraph.

     The termination fee payable pursuant to the preceding paragraph shall be as follows: (i) if the termination of the Merger Agreement occurred pursuant to clause (v) of the second preceding paragraph based on a Trigger Event described in clause (i) or (v) of the following paragraph, a termination fee of $3,000,000 shall be payable immediately upon such termination; (ii) if the termination of the Merger Agreement occurred pursuant to clause (iii)(A) of the second preceding paragraph or pursuant to clause (v) of the second preceding paragraph based on a Trigger Event described in clause (ii), (iii) or (iv) of the following paragraph, a termination fee of $1,500,000 (the "Initial Termination Fee") shall be payable immediately upon such termination, and an additional termination fee of $1,500,000 shall be payable immediately upon the occurrence during the 12 months following the receipt of the Initial Termination Fee of a Trigger Event described in clause (i) or (v) of the following paragraph; and
(iii) if (A) the termination of this Agreement occurred pursuant to clause
(iii)(C) of the second preceding paragraph, (B) at any time prior to termination of the Merger Agreement pursuant to clause (iii)(c) of the second preceding paragraph, the Company shall have received an Acquisition Proposal and (C) within 12 months of termination of the Merger Agreement pursuant to clause
(iii)(c) of the second preceding paragraph, the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to, or consummated any business combination or transaction with any person or entity that made the Acquisition Proposal referred to in the immediately preceding subclause (B) or with any affiliate of such person or entity, a termination fee of $3,000,000 shall be payable immediately upon such termination. Notwithstanding anything to the contrary in the Merger Agreement, any termination fees otherwise payable as described herein shall be reduced to the extent such payment otherwise would cause the Total Profit (as defined below under "--Option Agreement") to exceed $4,500,000.

     A "Trigger Event" means any of the following events: (i) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to, or, at any time within 12 months after the termination of the Merger Agreement, consummated any Acquisition Proposal or similar business combination or transaction other than the transactions contemplated by the Merger Agreement; (ii) the Board of Directors of the Company or any committee thereof shall have withdrawn its approval or recommendation of the Offer, the Merger Agreement or the Merger, or modified its approval or recommendation in a manner adverse to Parent or the Purchaser; (iii) the Board of Directors of the Company or any committee thereof shall have made any recommendation with respect to an Acquisition Proposal by any person (other than Parent or the Purchaser) other than a recommendation rejecting or against such Acquisition Proposal; (iv) the Company receives any Acquisition Proposal by any person (other than Parent or the Purchaser), and the Company's Board of Directors takes a neutral position or makes no recommendation with respect to such Acquisition Proposal after a reasonable amount of time (and in no event more than five business days) has elapsed for the Company's Board of Directors to review and make a recommendation with respect to such Acquisition Proposal consistent with the Board's fiduciary duties; or (v) (x) any corporation, partnership or other entity or "person" (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, the Company or any of their respective affiliates shall have, at any time prior to the termination of the Merger Agreement, commenced, or announced an intention to commence, (A) a "solicitation" of "proxies" or become a "participant" in such a solicitation (as such terms are defined in Regulation 14A under the Exchange Act) or (B) a tender offer, exchange offer or other extraordinary transaction (in each case with respect to Shares) and as a result thereof, if the Merger Agreement were not terminated promptly thereafter, Parent or the Purchaser would be required to incur substantial expenditures in addition to those otherwise required for the transactions contemplated by the Merger Agreement and (y) such corporation, partnership or other entity or "person" or its affiliates and associates (as defined in the Exchange Act) collectively shall be or become the beneficial owners (determined pursuant to Rule 13d-3 under the Exchange Act) of at least 15% of any class of shares of capital stock of the Company (including the shares of Common Stock) or shall have acquired, directly or indirectly, at least 15% of the assets or earning power of the Company.

     STOCKHOLDERS AGREEMENT. The following is a summary of the material terms of the Stockholders Agreement. This summary is qualified in its entirety by reference to the Stockholders Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stockholders Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 7 of this Offer to Purchase.

     As a condition and inducement to Parent and the Purchaser's entering into the Merger Agreement, the Stockholders, who have voting power and dispositive power with respect to an aggregate of 219,796 Shares, representing approximately 3.1% of the Shares outstanding on March 8, 1998, concurrently with the execution and delivery of the Merger Agreement, entered into the Stockholders Agreement. The Stockholders are Patrick Arrington, Richard E. Belluzzo, Robert W. Johnson, Jeffrey M. Nash, Kenneth E. Olson, and John M. Seiber and comprise the Board of Directors of the Company. Pursuant to the Stockholders Agreement, each of the Stockholders has agreed to tender all of his Shares into the Offer promptly, and in no event later than 10 business days after the date of this Offer to Purchase. Each Stockholder agreed not to withdraw his Shares so tendered unless the Offer is terminated or expired. The Purchaser has agreed to purchase all the Shares so tendered at a price per Share equal to $11.00 per Share or any higher price that may be paid in the Offer; however, Purchaser's obligation to accept for payment and pay for such Shares in the Offer is subject to all the terms and conditions of the Offer set forth in the Stockholders Agreement and in the Merger Agreement.

     Each of the Stockholders has granted Parent an irrevocable proxy with respect to the voting of such Shares in favor of the Merger and against any action or agreement which would impede, interfere with or prevent the Merger, including any Acquisition Proposal.

     Each of the Stockholders has agreed that, prior to the termination of the Stockholders Agreement pursuant to its terms, he will not (i) transfer, or consent to the transfer, of any or all of his Shares or any interest therein;
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of his Shares or any interest therein;
(iii) grant any proxy, power-of-attorney or other authorization in or with respect to his Shares; (iv) deposit his Shares into a voting trust or enter into a voting agreement or arrangement with respect to his Shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations under the Stockholders Agreement.

     Each of the Stockholders has granted to Parent and Purchaser an irrevocable, exclusive option (the "Stockholder Option") to purchase all Shares of such Stockholder at a price of $11.00 per Share, net to such Stockholder in cash, subject to any amounts required to be withheld under applicable income tax laws and regulations. The Stockholder Option shall be exercisable by Parent or Purchaser at any time after consummation of the Offer and prior to the termination of this Stockholders Agreement.

     The Stockholders Agreement, and all rights and obligations of the parties thereto, shall terminate immediately upon the earlier of (i) the acquisition by Parent, through the Purchaser or otherwise of the Shares that are the subject of the Stockholders Agreement, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) the Effective Time.

     OPTION AGREEMENT. The following is a summary of the material terms of the Option Agreement. This summary is qualified in its entirety by reference to the Option Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Option Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 7 of this Offer to Purchase.

     As a condition and inducement to Parent and the Purchaser entering into the Merger Agreement, concurrently with the execution of the Merger Agreement Parent, the Purchaser and the Company entered into the Option Agreement. Pursuant to the Option Agreement, the Company granted to the Purchaser an irrevocable option (the "Option") to purchase 1,427,914 newly issued shares of Common Stock (representing 19.9% of the Company's issued and outstanding Shares at the date of the Option Agreement). The number of shares of Common Stock issuable on exercise of the Option is subject to adjustment under certain circumstances. Among other things, if the number of issued and outstanding shares of Common Stock increases prior to the exercise of the Option, the number of shares of Common Stock issuable on exercise of the Option will be increased to a number equal to 19.9% of the number of shares of Common Stock issued and outstanding following the increase. The Option is exercisable, in whole or in part, if (i) any corporation, partnership, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, the Company or any of their respective "affiliates" (as defined in the Exchange Act) shall have solicited "proxies" in a "solicitation" subject to the proxy rules under the Exchange Act, executed any written consent or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act), in each case with respect to the Shares; (ii) the Company shall have received an Acquisition Proposal; or
(iii) any of the events described in clause (c) under the first paragraph of "--Merger Agreement--Termination; Fees" above or any Trigger Event shall have occurred, unless a termination fee would not be paid or payable if the Merger Agreement were terminated as a result of such event (but without the necessity of Parent having terminated the Merger Agreement). If prior to the expiration of the Option any of the events described in the preceding sentence shall have occurred, then the Purchasers (or its designee) shall have the right, in lieu of exercising the Option, at any time thereafter (for so long as the Option is exercisable) to request in writing that the Company pay, and promptly (but in any event not more than five business days) after the giving by the Purchasers (or its designee) of such request, the Company shall pay to the Purchaser (or its designee), in cancellation of the Option, an amount in cash equal to (i) the excess over the $11.00 of the greater of (A) the last sale price of a Share as reported on the Nasdaq National Market (or any national or other exchange on which the Common Stock may be traded) on the last trading day prior to the date of the notice, or (B) (1) the highest price per Share offered to be paid or paid pursuant to or in connection with an Acquisition Proposal that involves Shares and that has not been terminated or withdrawn prior to the date of the notice or (2) the aggregate consideration offered to be paid or paid in an Acquisition Proposal that involves the assets of the Company and that has not been terminated or withdrawn prior to the notice, divided by the number of shares then outstanding, multiplied by (ii) the number of shares of Common Stock then covered by Option. If all or a portion of the price per Share offered, paid or payable or the aggregate consideration offered, paid or payable for the assets of the Company, each as contemplated by the preceding sentence, consists of non-cash consideration, such price or aggregate consideration shall be the cash consideration, if any, plus the fair market value of the non-cash consideration as determined by the investment bankers of the Purchaser (or its designee) and the investment bankers of the Company. The Option Agreement terminates, and the Option expires on , the earliest of (1) the Effective Time,
(ii) the termination of the Merger Agreement as described in clause (i), (ii),
(iii)(B) or (iii)(C) (other than a termination as described in clause (iii)(C) after an Acquisition Proposal is made or an intent to make an Acquisition Proposal is publicly announced), (iv) or (v) of the first paragraph of "--Merger Agreement--Termination; Fees" above and (iii) to the extent that no notice of exercise of the Option) has therefore been given by the Purchaser three months after any other termination of the Merger Agreement as described in clause (i),
(ii), (iii)(B) or (iii) (C) of the first paragraph of "--Merger Agreement--Termination; Fees."

     The Option Agreement provides that in no event shall the Purchaser's (or its designee's) Total Profit (as defined below) exceed $4,500,000 and, if it otherwise would exceed such amount, the Purchaser (or its designee) at its sole election, must either (a) reduce the number of Shares subject to the Option, (b) deliver to the Company for cancellation Shares previously purchased by the Purchaser (or its designee), (c) pay cash to the Company or (d) take any actions described in any one or more of the preceding clauses (a), (b) and (c), so that the Purchaser's (or its designee's) Total Profit will not exceed $4,500,000 after taking into account the foregoing actions.

     "Total Profit" means (i) except in the case of the cancellation of the Option as described in the preceding paragraph, the sum of (A) (x) the aggregate net cash amounts (before taxes) received by the Purchaser (or its designee) pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Purchaser's (or its designee's) purchase price of such Shares and (B) the aggregate amount of termination fees paid under the Merger Agreement or (ii) in the case of the cancellation of the Option as described in the preceding paragraph, the sum (A) net cash amount (before taxes) received by the Purchaser (or its designee) as described in the preceding paragraph and (B) the aggregate amount of termination fees paid under the Merger Agreement.

     PLANS FOR THE COMPANY. Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, certificate of incorporation, by laws, capitalization, Board of Directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, Parent has no current plans with respect to any of such matters. The Merger Agreement provides that, commencing upon the purchase of Shares pursuant to the Offer of pursuant to the Option, and from time to time thereafter, Purchaser shall be entitled to designate on the Board of Directors of the Company the number of directors, rounded up to the next whole number, that equals the product of (i) the total number of directors on the Board (giving effect to any directors elected as described in this sentence) and (ii) percentage that (A) the aggregate number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser (including Shares accepted for payment in the Offer, provided funds therefor have been deposited with the Depositary, and shares of Common Stock purchased pursuant to the Option Agreement) represents of (B) the total number of shares of Common Stock then outstanding. See Section 11. The Merger Agreement provides that the directors and officers of the Purchaser at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively of the Surviving Corporation.

     Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

SECTION 12. DIVIDENDS AND DISTRIBUTIONS.

     As described above, the Merger Agreement provides that, prior to the Effective Time, the Company and each of its subsidiaries will not declare, pay, set aside or make any dividend or other distribution or payment with respect to, or split, combine, reclassify, purchase, redeem or otherwise acquire any shares of its capital stock.

     If, notwithstanding the provisions of the Merger Agreement, the Company should (a) split, combine, redeem or reclassify any shares of its capital stock,
(b) purchase or acquire, or offer to purchase or acquire, any shares of its capital stock or (c) (i) issue or sell any shares of its capital stock (other than in connection with the exercise of the Company Stock Options outstanding on the date of the Merger Agreement) or any of its other securities, (ii) issue any securities convertible into, or rights, warrants or options to purchase or subscribe to, any shares of its capital stock, (iii) enter into any arrangement or contract with respect to the issuance or sale of any shares of its capital stock or any of its other securities or (iv) make any other changes in its capital structure, then, without prejudice to the Purchaser's rights under
Section 14 below, the Purchaser, in its sole discretion, may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate, including, without limitation, the number or type of securities offered to be purchased.

     If, notwithstanding the provisions of the Merger Agreement, the Company should declare, pay, set aside or make any cash dividend or make other distributions or payments with respect to any shares of its capital stock or issue with respect to any shares of its capital stock any additional shares, shares of any other class of capital stock, other securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser on the Company's stock transfer records, then, without prejudice to the Purchaser's rights under Section 14 below, (a) the purchase price payable per Share by the Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of each exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     Under the Merger Agreement, the Company is prohibited from taking any of the actions described in the two preceding paragraphs, and nothing herein shall constitute a waiver by either the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

SECTION 13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; INCLUSION IN THE
            NASDAQ NATIONAL MARKET AND EXCHANGE ACT REGISTRATION.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and probably will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether such reduction would cause future market prices to be greater or less than the Offer price.

     Nasdaq National Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market, which among other things require that an issuer have at least 750,000 publicly held shares, held by at least 400 stockholders or 300 holders of round lots, with a market value of at least $5,000,000.

     Based on information provided by the Company, as of March 9, 1998, there were approximately 177 holders of record of Shares and approximately 6,150 beneficial owners of Shares and there were 7,175,445 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for the Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. However, the extent of the public market for the Shares and the availability of such quotations would, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Margin Regulations. The Shares currently are "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying, or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to stock exchange listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for purpose loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company could be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for Nasdaq reporting. The Purchaser presently intends to cause the Company to apply to terminate the registration of the Shares as soon after the consummation of the Offer or Merger as the requirements for termination of registration are met.

     Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such other business combination and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to the consummation of the Merger or such other business combination. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger; it is anticipated the Merger will be consummated within one year after the purchase of the Shares pursuant to the Offer.

SECTION 14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may (subject to the provisions of the Merger Agreement) terminate the Offer if (i) any applicable waiting period under the HSR Act shall not have expired or terminated, (ii) the Minimum Condition has not been satisfied or (iii) at any time on or after March 8, 1998, and at or before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) pursuant to the Offer, any of the following events shall have occurred and remain in effect:

          (a) (i) there shall be instituted or pending any action or proceeding by any governmental or regulatory authority (A) challenging or seeking to make illegal, impede, materially delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the Offer or the Merger or seeking to obtain material damages relating to the transactions contemplated under the Offer, the Merger Agreement and the Option Agreement, (B) seeking to prohibit or materially limit the ownership or operation by the Purchaser or Parent of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or to compel the Purchaser or Parent to dispose of or hold separately all or any material portion of the business or assets of the Purchaser or Parent or the Company or any of its subsidiaries taken as a whole, or seeking to impose any material limitation on the ability of the Purchaser or Parent to conduct its business or own such assets, (C) seeking to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired pursuant to the Offer or the Option Agreement or owned by Parent or the Purchaser on all matters properly presented to the Company's stockholders, (D) seeking to require divestiture by the Purchaser or Parent of any Shares or (E) otherwise materially adversely affecting the condition of the Company and its subsidiaries taken as a whole; or (ii) any court shall have entered an order which is in effect and which (A) makes illegal, impedes, materially delays or otherwise directly or indirectly restrains, prohibits or makes materially more costly the Offer or the Merger, (B) prohibits or materially limits the ownership or operation by the Purchaser or Parent of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or compels the Purchaser or Parent to dispose of or hold separately all or any material portion of the business or assets of the Purchaser or Parent or the Company or any of its subsidiaries taken as a whole, or imposes any material limitation on the ability of the Purchaser or Parent to conduct its business or own such assets, (C) imposes material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired pursuant to the Offer or the Option Agreement or owned by Parent or the Purchaser on all matters properly presented to the Company's stockholders, (D) requires divestiture by the Purchaser or Parent of any shares of Common Stock or (E) otherwise materially adversely affects the condition of the Company and its subsidiaries taken as a whole;

          (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to (i) the Purchaser, Parent, the Company or any subsidiary of the Company or (ii) the Offer or the Merger, by any governmental or regulatory authority other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which could reasonably be expected to, directly or indirectly, result in any of the consequences referred to in clauses (A) through (E) of paragraph (a)(i) above;

          (c) any change shall have occurred since the date of the Merger Agreement (or any condition, event or development shall have occurred, involving a prospective change) that would have a Material Adverse Effect on the Company, other than any change that results from the announcement of the Merger Agreement or the transactions contemplated thereby;

          (d) there shall have occurred any of the following which would reasonably be expected to have a Material Adverse Effect on the Company:
     (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any decline in any of the Dow Jones Industrial Average, the Nasdaq Composite Index or the New York Stock Exchange Composite Index in excess of 20% measured from the close of business on the trading day next preceding the date of the Merger Agreement, (iii) any material change in United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Norway, or (v) a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Norway;

          (e) (i) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements contained in the Merger Agreement or the Option Agreement, (ii) any representation or warranty of the Company set forth in the Merger Agreement or the Option Agreement shall not be true and correct (A) in all material respects as of the date of the Merger Agreement or (B) as of such time, and, in a case described in this subclause (B), the failure of such representation or warranty to be true and correct has a Material Adverse Effect on the Company and did not result from the announcement of the Merger Agreement or the transactions contemplated thereby or (iii) any of the stockholders who are party to the Stockholders Agreement shall have breached or failed to perform in any material respect any of such stockholder's obligations, covenants or agreements under the Stockholders Agreement or any representation or warranty of any of such stockholder contained in the Stockholders Agreement shall not be true and correct in any material respect, except in the case of this clause (iii) for such breaches or failures that would not have a Material Adverse Effect on the Company or materially hinder or delay consummation of any of the transactions contemplated by the Merger Agreement;

          (f) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, the Purchaser or Parent with or from any governmental or regulatory authority in conjunction with the execution, delivery and performance of the Merger Agreement, the Option Agreement, the Stockholders Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement, the Option Agreement or the Stockholders Agreement shall not have been made or obtained and such failure would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or would prevent or materially hinder or delay consummation of the transactions contemplated by the Merger Agreement, the Option Agreement or the Stockholders Agreement;

          (g) the Merger Agreement shall have been terminated in accordance with its terms;

          (h) (x) any corporation, partnership or other entity or "person" or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent, the Company or any of their respective affiliates, shall have commenced, or announced an intention to commence, (A) a "solicitation" of "proxies" or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) or (B) a tender offer, exchange offer or other extraordinary transaction (in each case with respect to shares of Common Stock) and as a result thereof, if the Offer were not terminated, Parent or the Purchaser would be required to incur substantial expenditures in addition to those otherwise required for the transactions contemplated by the Merger Agreement, and (y) such corporation, partnership, other entity or "person" or its affiliates and associates (as defined in the Exchange Act) collectively shall be or become the beneficial owners (determined pursuant to Rule 13d-3 under the Exchange
     Act) of at least 15% of any shares of capital stock of the Company (including the shares of Common Stock) or shall have acquired, directly or indirectly, at least 15% of the assets or earning power of the Company; or

          (i) (A) the Company's Board of Directors or any committee thereof shall have withdrawn, or modified or changed in a manner adverse to the Purchaser or Parent (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement or the Merger; (B) the Company's Board of Directors or any committee thereof shall have made any recommendation with respect to any Acquisition Proposal by any Person (other than the Purchaser or Parent) other than a recommendation rejecting or against such Acquisition Proposal; or (C) the Company shall have received any Acquisition Proposal by any person or entity (other than the Purchaser or Parent) and the Company's Board of Directors is neutral or makes no recommendation with respect to such Acquisition Proposal after a reasonable amount of time (and in no event more than five business days) has elapsed for the Company's Board of Directors to review and make a recommendation with respect to such Acquisition Proposal consistent with its fiduciary duties;

which in the reasonable judgment of the Purchaser or Parent, in any such case and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     As used in this Section 14, any reference to any event, change or effect having a "Material Adverse Effect" on or with respect to, or "Materially Adversely Affecting," an entity (or group of entities taken as a whole) means such event, change or effect materially adversely affects the business, condition (financial or otherwise) or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole).

     The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be waived by Parent in whole or in part at any time and from time to time in the sole discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described above will be final and binding on all parties.

     A public announcement will be made of a material change in, or waiver of, such conditions to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

SECTION 15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Except as otherwise described in this Offer to Purchase, based upon an examination of publicly available information filed by the Company with the Commission, neither the Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) pursuant to the Offer or the Merger or (ii) any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. However, the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Parent or the Purchaser or that certain parts of the businesses of the Company, Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or, in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the Delaware General Corporation Law (the "Delaware Takeover Statute") prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On March 8, 1998, prior to the execution of the Merger Agreement and the Option Agreement, the Board of Directors of the Company, by vote of all directors present at a meeting held on such date, (i) approved and adopted the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, is fair to and in the best interests of, the stockholders of the Company (iii) recommended that the stockholders of the Company accept the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby and
(iv) approved the Option Agreement and the transactions contemplated thereby. Accordingly, the Purchaser and Parent believe that the Delaware Takeover Statute is inapplicable to the acquisition of shares pursuant to the Offer, the Merger and the Option Agreement.

     A number of other states have also adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in those states or which have or whose business operations have substantial economic effects in those states, or which have substantial assets, security holders, principal executive offices or principal places of business in those states. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law relating to corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     Section 2115 of the California General Corporation Law (the "CGCL")provides that a corporation with specified minimum contacts in California will be subject to certain provisions of the CGCL even if that corporation is organized under the laws of a different state. If those provisions were applicable to the Company, unless the Purchaser acquired at least 90% of the outstanding Shares it could not complete the Merger without the unanimous consent of the remaining stockholders. The Purchaser and Parent believe these provisions are inapplicable to the Company because Section 2115, by its terms, does not apply to a corporation with outstanding securities designated for trading on the Nasdaq National Market if the corporation had at least 800 holders of its equity securities (determined in the manner provided in Section 2115 of the CGCL) as of the record date of its most recent annual meeting of stockholders. Based on information furnished by the Company and on representations made by the Company in the Merger Agreement, the Purchaser and Parent believe the Company satisfies those requirements.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not taken any action to comply with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more state takeover laws apply to the Offer or the Merger, and an appropriate court does not determine that the law or laws are inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 14.

     Short-Form Merger. Section 253 of the Delaware General Corporation Law would permit the Merger to occur without a vote of the Company's stockholders (a "short-form merger") if the Purchaser were to acquire at least 90% of the outstanding Shares. The Purchaser and Parent intend that, if following consummation of the Offer the Purchaser owns at least 90% of the issued and outstanding Shares, it will proceed promptly to complete the Merger pursuant to the short-form merger procedure. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise, and a vote of the Company's stockholders is required under Delaware law for consummation of the Merger, a longer period of time will be required to effect the Merger.

     Appraisal Rights. Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of the Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL. Dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share of Common Stock, as the case may be, to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     The foregoing description of the DGCL, including the descriptions of Sections 203 and 262, is not necessarily complete and is qualified in its entirety by reference to the DGCL.

     Rule 13e-3. The Merger would have to comply with any applicable Federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions; however, the Purchaser believes that Rule 13e-3 will not be applicable to the Merger. If Rule 13e-e were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to the HSR Act requirements. See Section 2.

     Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Premerger Notification and Report Form under the HSR Act by Parent, which Parent intends to submit on the date hereof. Accordingly, the waiting period under the HSR Act would expire at 11:59 P.M., New York City time, on March 28, 1998, unless early termination of the waiting period were granted or Parent received a request from the Antitrust Division or the FTC for additional information or documentary material prior thereto. If such a request were made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period may be extended by court order or by consent of Parent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

     The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. Accordingly, pursuant to the HSR Act each of Parent and the Company intend to request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See
Section 2. Subject to Section 4, any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If the Purchaser's acquisition of Shares is delayed due to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and its subsidiaries and the Company and its subsidiaries are engaged, the Purchaser has determined that the Company and Parent both produce and distribute similar product lines in certain geographic areas. In particular, both the Company and Parent distribute and market multimedia projection products. Although the Purchaser believes that the acquisition of Shares pursuant to the Offer will not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the outcome will be.

     Foreign Approvals. Parent owns property and conducts business in foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Parent's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that the Purchaser will be able to cause the Parent or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Parent or any subsidiary after purchase of the Shares pursuant to the Offer.

     Stockholder Litigation. On March 9, 1998, a purported class action lawsuit was initiated in the Court of Chancery of Delaware by Marc Tisch, who purports to bring the action individually and on behalf of other stockholders of the Company similarly situated against the Company, its directors and Parent. The lawsuit is styled Marc Tisch v. Kenneth E. Olson et. al. (C.A.No.16234-NC) and seeks, among other things, a preliminary and permanent injunction against the Offer and the Merger, rescission of the Offer and the Merger if they are consummated, and compensatory damages. The complaint asserts, among other things, that (i) the directors of the Company breached fiduciary duties owed to the public stockholders of the Company; (ii) the intrinsic value of the Company is far greater than that reflected in the market price of the Company's stock;
(iii) the terms of the proposed Merger and Offer were not the result of an auction process or active market check and were arrived at without a full and thorough investigation by the individual defendants and are intrinsically unfair and inadequate from the stand point of the Company's stockholders; and (iv) the individual defendants failed to make an informed decision, as no market check of the Company's value was obtained, and in agreeing to the Merger, the individual defendants failed to properly inform themselves of the Company's highest transactional value. The complaint also alleges that the individual defendants' fiduciary obligations under these circumstances require them to (i) undertake an appropriate evaluation of the

Company's net worth as a merger/acquisition candidate; and (ii) engage in a meaningful auction with third parties in an attempt to obtain the best value for the Company's public stockholders.

SECTION 16. FEES AND EXPENSES.

     Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer.

     BT Alex. Brown is acting as the Dealer Manager in connection with the Offer and is acting as financial advisor to Parent in connection with the Offer and the Merger. Parent has agreed to pay BT Alex. Brown for its services (i) a retainer of $100,000, (ii) a fee of $350,000 when the Parent commences a tender offer for the Company or executes a definitive agreement with the Company to consummate a transaction and (iii) a fee upon completion of the Merger in the amount of $1,150,000, less the amounts of the fees previously paid under clauses
(i) and (ii). If the Offer is not consummated and Parent receives a termination fee, Parent has agreed to pay BT Alex. Brown the lesser of (i) 20% of such termination fee or (ii) $600,000 at the time such termination fee is received by Parent, less any amounts of the fees referred to above previously paid. Parent also has agreed that, whether or not the Offer is consummated, it will pay BT Alex. Brown (in its capacity as Dealer Manager and financial advisor) for its reasonable out-of-pocket expenses, including the reasonable expenses of legal counsel, incurred in connection with its engagement, and to indemnify BT Alex. Brown against certain liabilities and expenses in connection with its engagement. BT Alex. Brown renders various investment banking and other advisory services to Parent and its affiliates and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates.

     The Purchaser has retained Beacon Hill Partners, Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Dealer Manager and the Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and Parent also have agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

SECTION 17. MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser and Parent have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in
Section 7 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          BD ACQUISITION CORP.

March 13, 1998

                                   SCHEDULE I

         INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Parent. Parent indirectly owns 100% of the equity interest in the Purchaser. Unless otherwise indicated, each person identified below who is not a Director is employed by Parent. None of the Directors is an employee of Parent. The principal business address of Parent and, except as otherwise indicated, of each director and officer of Parent, is ASK asa, K.G. Meldahlsvei 9, N-1602, Fredrikstad, Norway. Directors are identified by an asterisk. All persons identified below are citizens of Norway except Thomas Nedder, who is a citizen of Germany.

                                                            PRESENT PRINCIPAL OCCUPATION
              NAME AND CURRENT                                   OR EMPLOYMENT AND
              BUSINESS ADDRESS                              FIVE-YEAR EMPLOYMENT HISTORY
              ----------------                              ----------------------------
Ole J. Fredriksen*...........................  President and Chief Executive Officer of ASK asa since
                                               1984; Director and President of BD Acquisition Corp.
                                               since formation.

Svein S. Jacobsen*...........................  Chairman of the Board of Directors of ASK asa since
  Veritasveien 9                               October 1996; Managing Director of Sveinja Invest
  N-1322 Havik,                                since May 1996; Managing Director of Tomra Systems asa
  Norway                                       from September 1984 to May 1996; Director of Tomra
                                               Systems since April 1996; Director of IPLAST asa since
                                               June 1996; Director of GOODTECH asa since June 1996;
                                               Director of STENTO asa since May 1997.

Jan Haudemann Andersen*......................  Private investor; Director of Tandberg Data asa since
  P.O. Box 1624                                November 1995.
  Vika
  (Munkedamsvn, 45 F), 0119
  Oslo, Norway

Einar J. Greve*..............................  Partner of Wikborg, Rein & Co. since January 1993;
  Wikborg, Rein & Co.                          Vice Chairman of Tandberg Data asa since 1995;
  P.O. Box 1513                                Chairman of the Board of Mikkelservice asa since 1994.
  Vika 0117
  Olso, Norway

Per Otto Dyb*................................  President of ABB since September 1994; President of
  Vardeheia                                    Tandberg Data, Inc. from June 1990 to August 1994;
  4341 Bryne                                   Director of HJELLEGJERDE ASA since April 1997;
  Norway                                       Director of KVERNELAND asa since July 1997.

Jorn Eriksen.................................  Vice President, Technology and Development of ASK asa
                                               since 1986.

Vidar Kinn...................................  Chief Financial Manager of ASK asa since 1991;
                                               Director, Vice President and Secretary of BD
                                               Acquisition Corp. since formation.

                                                            PRESENT PRINCIPAL OCCUPATION
              NAME AND CURRENT                                   OR EMPLOYMENT AND
              BUSINESS ADDRESS                              FIVE-YEAR EMPLOYMENT HISTORY
              ----------------                              ----------------------------
Thomas Nedder................................  Vice President, Sales and Marketing of ASK asa since
                                               January 1998; Manager, Distribution Sales for Sharp
                                               Electronics from January 1994 to December 1997; Area
                                               Sales Manager for Berthold Schovisch gmbh.

Thorleif Kristoffersein......................  Production Manager for ASK asa since December 1995;
                                               Production Manager for Norild AS from June 1993 to
                                               December 1995; Heriot-Watt University, Scotland, from
                                               August 1989 to May 1993.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of the Purchaser. Each person identified below is employed by Parent and is a director of the Purchaser. The principal business address of the Purchaser and each person identified below, is ASK asa, K.G. Meldahlsvei 9, N-1602 Fredrikstad, Norway. All persons identified below are citizens of the Kingdom of Norway.

                                                            PRESENT PRINCIPAL OCCUPATION
                                                                 OR EMPLOYMENT AND
                    NAME                                    FIVE-YEAR EMPLOYMENT HISTORY
                    ----                                    ----------------------------
Ole J. Fredriksen............................  See Part 1 of this Schedule I.

Vidar Kinn...................................  See Part 1 of this Schedule I.

Sture J. Berg................................  Administrative Manager of ASK asa since December 1994;
                                               Director, Treasurer and Assistant Secretary of BD
                                               Acquisition Corp. since formation; Consultant of
                                               Christiana Bank from June 1990 to Decmber 1994

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of the addresses or the facsimile number set forth below:

                        The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDERS SERVICES, L.L.C.

               By Mail:                               By Hand:                        By Overnight Delivery:
  ChaseMellon Shareholder Services,      ChaseMellon Shareholder Services,      ChaseMellon Shareholder Services,
                L.L.C.                                 L.L.C.                                 L.L.C.
         Post Office Box 3301                 120 Broadway, 13th Floor          85 Challenger Rd-Mail Drop-Reorg.
      South Hackensack, NJ 07606                 New York, NY 10271                 Ridgefield Park, NJ 07660
   Attn: Reorganization Department        Attn: Reorganization Department        Attn: Reorganization Department
               By Facsimile Transmission:                               Confirm Receipt of Facsimile
            (For Eligible Institutions Only)                                   by Telephone:
                     (201) 329-8936                                            (201) 296-4860

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           BEACON HILL PARTNERS, INC.

                                90 Broad Street
                            New York, New York 10004

             Banks and Brokers Please Call Collect: (212) 843-8500
                   All Others Call Toll Free: (800) 301-8755

                      The Dealer Manager for the Offer is:

                          BT ALEX. BROWN INCORPORATED

                       101 California Street, 48th Floor
                        San Francisco, California 94111

                         (415) 544-2800 (Call Collect)
                                       or
                         Call Toll Free (800) 334-2640